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Exhibit 99.1

For More Information, Contact:
William Evans Executive VP/CFO Witness Systems 770.754.1915 bevans@witness.com	Ryan Hollenbeck VP Corporate/Investor Relations Witness Systems 770.754.1962 rhollenbeck@witness.com

Witness Systems Completes Acquisition of
U.K. Reseller, Optimis Group Limited

ATLANTA (May 23, 2005)—Witness Systems, Inc. (NASDAQ: WITS), a leading global provider of workforce optimization software and services, today announced its acquisition of Optimis Group Limited, the exclusive reseller of Blue Pumpkin's enterprise workforce management solutions in the U.K. The total purchase price was approximately $5 million.

Optimis is a leading provider of workforce management solutions in the U.K. contact center market. This acquisition enables Witness Systems to position its comprehensive workforce optimization software solutions effectively in this important market. Witness Systems will be adding approximately 15 employees from Optimis, which will significantly extend the breadth and depth of its U.K.-based services offering in workforce optimization. As part of employment offers to join Witness Systems, the Compensation Committee of the Board of Directors has approved an award of options to acquire, in the aggregate, up to 50,000 shares of common stock to those Optimis employees who join the company. The stock option awards will be made as promptly as possible following the closing, subject to the commencement of employment of the individuals.*

As a result of this acquisition, the company is increasing its annual revenue and earnings guidance. For the year 2005, Witness Systems is increasing its estimate of adjusted revenue to a range of $180 to $182 million, and is also increasing its estimate of non-GAAP adjusted earnings to a range of $0.60 to $0.63 per share. Adjusted revenue excludes hardware revenue, but includes the full value of maintenance contracts. Adjusted earnings exclude the impact of in-process R&D, merger costs and amortization of intangibles arising from acquisitions, but include a pro forma tax expense. The company is not changing its guidance for the second quarter of 2005.

About Witness Systems
Witness Systems (NASDAQ: WITS) is a leading global provider of workforce optimization software and services. The company's solutions—which play a strategic role in the customer interaction centers of Global 2000 and small- and medium-sized businesses (SMBs) worldwide—also are deployed in IP Telephony and back office environments, and throughout the extended enterprise, including branch offices. Witness Systems' software is comprised of quality monitoring, compliance, high-volume and IP Telephony recording solutions, as well as workforce management, actionable learning and performance management applications. The company's solutions enable organizations to optimize their people, processes and technology throughout the enterprise. Witness Systems' customers benefit from an integrated business consulting, implementation and training methodology that supports a rapid deployment, enabling them to drive revenue, reduce operational costs, and achieve greater customer retention and loyalty. For additional information about Witness Systems, visit www.witness.com.

* Witness Systems to Award Options on Approximately 50,000 Shares of Its Common Stock to Approximately 15 Employees of Optimis
To induce certain of the employees of Optimis to accept employment with Witness Systems following the closing, the Compensation Committee of the Witness Systems Board of Directors has approved an award, in the aggregate, of up to 50,000 shares of common stock to approximately 15 former Optimis employees, constituting substantially all the Optimis employees who will be coming to work for Witness Systems. The stock option awards will be made as promptly as possible following the closing, subject to the commencement of employment of those individuals. All of the inducement options to be granted by Witness Systems will have an exercise price equal to the closing price on NASDAQ on the date of the issuance and, subject to standard provisions for termination, forfeiture and acceleration, will generally be exercisable for five years from the date of grant. The inducement options will first become exercisable, as to 25 percent of the total amount, after one year from the date of grant, and commencing 13 months after grant and until the end of the 47th month following grant, the options will become exercisable as to an additional two percent per month.

Cautionary Note Regarding Forward-looking Statements:    Information in this release that involves Witness Systems' expectations, plans, intentions or strategies regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties. They are identified by words such as "anticipates," "expects," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon information available to Witness Systems as of the date of this release, and the company assumes no obligation to update any such forward-looking statement. Forward-looking statements believed true when made may ultimately prove to be incorrect. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and may cause actual results to differ materially from our current expectations. Some of the factors that could cause actual future results to differ materially from current expectations include fluctuations in customer demand and the timing of orders; the company's ability to manage its growth; the risk of new product introductions and customer acceptance of new products; the rapid technological change which characterizes the company's markets; the risks associated with international sales as the company expands its markets, including the risks associated with foreign currency fluctuations; the ability of the company to complete and integrate successfully any acquisitions or investments it may make; and the ability of the company to compete successfully in the future, as well as other risks identified under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's annual report on Form 10-K for the year ending December 31, 2004 and the quarterly report on Form 10-Q for the period ending March 31, 2005, and any other reports filed from time to time with the Securities and Exchange Commission.

Witness, eQuality and the Witness logo are United States registered trademarks of Witness Systems, Inc., protected by laws of the U.S. and other countries. All other trademarks mentioned in this document are the property of their respective owners.

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  Exhibit 99.1
Witness Systems Completes Acquisition of U.K. Reseller, Optimis Group Limited